eMagin Corporation Announces Third Quarter 2022 Results

Third-quarter Total Revenue of $7.6 Million up 31% Year over Year

Reports Positive EBITDA of $0.7 Million

Total Backlog of Open Orders of  $16.6 Million on Strong Bookings

HOPEWELL JUNCTION, N.Y. –November 10, 2022 – eMagin Corporation, or the “Company,” (NYSE American: EMAN), a leader in the development, design, and manufacture of Active-Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its third quarter ended September 30, 2022.

“eMagin’s third quarter was highlighted by a 31% year-over-year revenue increase leading to improved gross margins and positive EBITDA, along with new business wins and continued growth in our backlog of open orders,” said eMagin CEO Andrew G. Sculley. “Our total revenues rose to $7.6 million, compared to $5.8 million a year ago, while our gross margin improved to 37% from 10% a year ago. This is the fourth consecutive quarter in which we realized year-over-year increases in throughput and product revenues of more than $7.0 million. The improved yields and increased throughput and revenues were the result of the new, government-funded equipment in our production facility and improvements in our manufacturing operations. Moreover, our EBITDA for the third quarter of 2022 was a positive $0.7 million.”

“Our display sales grew during the third quarter of 2022, reflecting strong military shipments and increased medical segment revenues. As of the end of the third quarter ongoing demand for our displays for use in thermal weapon sights, military night-vision goggles, and medical applications drove our total backlog to  $16.6 million from $14.3 million at the end of last quarter. Approximately 93% of the total third quarter backlog is deliverable within the next 12 months.”

“The U.S. Army’s Program Executive Office for Simulation, Training, and Instrumentation (PEO STRI) awarded us a $2.5 million, two-year development contract in the second quarter to secure a U.S. source for a high-performance microdisplay that provides high brightness and visual acuity, even in bright daylight conditions. In the third quarter, we recognized $0.6 million of revenue under the initial phase of this contract, which was related to the design of a backplane that will allow for significantly higher luminance of our displays.

“In December, we will take delivery of the upgraded R&D dPd™ deposition chamber, starting a new era in OLED microdisplay technology. We will use this chamber to make the displays required by the last phase of our proof-of-concept work with a tier-one AR/VR customer. This upgraded R&D chamber will be used to fabricate disruptive, high-brightness dPd displays for both military and commercial markets in small quantities.  The design process for this R&D chamber has played a key role in defining the specifications for the large production-capable dPd organic deposition tool purchased under Title III funding, that is nearing completion at the vendor’s facility.

“In September, as previously announced, we received our AS9100 Rev. D certification along with our ISO 9001:2015 certification. The AS9100D is an internationally recognized quality management standard that is specific to the aerospace, aviation, and defense industries. These certifications strengthen eMagin’s competitive position and standardize our quality, reliability and safety processes. Furthermore, we believe that our certified quality management systems, combined with the highly-differentiated dPd manufacturing equipment and processes, will continue to make eMagin the supplier of choice for the high-brightness and high-resolution OLED microdisplay solutions of the future.”

Defense Production Act Title III and IBAS Funding

As previously announced, eMagin has ordered all equipment to be purchased under the $39 million in Defense Production Act Title III and the IBAS Program funding grants that were awarded to the Company in 2020. As of the end of the third quarter, the Company had added and qualified four pieces of equipment to its production line and had received three additional pieces of equipment that are currently installed and being qualified. This equipment has contributed to improved yields and reliability in the Company’s production process. eMagin has seven more major pieces of equipment on order, including the previously mentioned, production-capable dPd organic deposition tool that is expected to improve device performance, yield and throughput of this innovative technology. The Company remains on track with these important government grants, and is beginning to realize yield, reliability, and throughput improvements.

Third Quarter Results

Total revenues for the third quarter of 2022 increased 31% to $7.6 million, compared with $5.8 million reported in the prior-year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the third quarter of 2022 were $7.0 million, an  increase of $1.7 million from product revenues of $5.3 million reported in the prior-year period. The year-over-year increase in display revenue was due to strength in military markets, including shipments of displays used for the ENVG-B program, and higher revenue contributions from medical customers.

Contract revenues were $0.6 million compared with $0.5 million reported in the prior year, reflecting an increase due to development associated with a high-brightness display design for the Department of Defense and a proof-of-concept display for a tier-one consumer company.

Total gross margin for the third quarter increased to 37%, resulting in a gross profit of $2.9 million, compared with a gross margin of 10%, which resulted in a gross profit of $0.6 million in the prior-year period. The gross margin improvement resulted from several factors including higher yields, increased volumes, a more favorable product mix, and the successful qualification and sale of product that had previously been written off because of an initial quality issue that was ultimately resolved. This resulted in a savings of approximately $0.6 million in third quarter materials costs as compared to the expected cost of producing these displays.  Excluding this positive impact, third quarter 2022 gross margin would have been 30% on gross profit of $2.3 million.

Operating expenses for the third quarter of 2022, including R&D expenses, were $3.0 million, compared with  $3.9 million in the prior-year period. Operating expenses as a percentage of sales were 39% in the third quarter of 2022,  compared with 67% in the prior-year period. Prior year R&D expenses reflected significant investments in high-brightness XLE, and dPd processes.

Operating loss for the third quarter of 2022 narrowed to $0.1 million, compared with an operating loss of $3.3 million in the prior-year period,  primarily reflecting the higher gross profit as noted above.

Net loss for the third quarter of 2022 was $0.3 million, or $0.00 per share, compared with income of $1.3 million, or $0.01 per share, in the prior-year period.  After adjusting for the net income allocated to participating securities of $0.3 million and  $4.7 million change in the fair value of the warrant liability for the prior-year period, net loss for the third quarter of 2021 was $3.4 million, or $0.05 per share on a fully-diluted basis.

Adjusted EBITDA for the third quarter of 2022 improved to positive $0.7 million, compared with negative $2.1 million in the prior-year period.

Balance Sheet Highlights

As of September 30, 2022, the Company had cash and cash equivalents of $3.9 million and working capital of $13.9 million.  During the third quarter, the Company repaid  $0.6 million under its asset-based lending (ABL) facility. Borrowings and availability under the ABL facility were $0.7 million and $1.1 million, respectively, as of September 30, 2022.

During the quarter, the Company realized $1.5 million in net proceeds from sales of common shares under its ATM program.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9:00 a.m. ET on November 10, 2022, to discuss quarterly results, business highlights and outlook. The live, listen-only webcast will be accessible on the Company’s Investor Relations website via . A replay of the event will be available approximately one hour after the live event. To join the conference call participants will need to register with this link: https://register.vevent.com/register/BI1772ee7391f644de9d2227a0119ca391. Participants will receive an individualized dial-in number and PIN after registering for the call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers, and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2021,  and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7900

Sharon Merrill Associates, Inc.
Nicholas Manganaro
617-542-5300

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,862	$5,724
Restricted cash	323	806
Accounts receivable, net	5,086	4,488
Account receivable-due from government awards	110	292
Unbilled accounts receivable	1,797	1,102
Inventories	8,334	7,632
Prepaid expenses and other current assets	837	691
Total current assets	20,349	20,735
Property, plant and equipment, net	39,511	30,483
Operating lease right - of - use assets	69	113
Intangibles and other assets	31	37
Total assets	$59,960	$51,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,522	$1,348
Accrued compensation	2,007	1,664
Revolving credit facility, net	720	1,974
Common stock warrant liability	—	1,374
Other accrued expenses	564	722
Deferred revenue	12	54
Operating lease liability - current	64	60
Finance lease liability - current	1,185	1,133
Other current liabilities	379	608
Total current liabilities	6,453	8,937
Other liability - long term	14	28
Deferred income - government awards - long term	19,346	12,458
Operating lease liability - long term	6	54
Finance lease liability - long term	13,670	11,647
Total liabilities	39,489	33,124

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2022 and December 31, 2021.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 77,601,253 shares, outstanding 77,439,503 shares as of September 30, 2022 and issued 72,931,490 shares, outstanding 72,769,424 shares as of December 31, 2021.	77	72
Additional paid-in capital	280,069	275,936
Accumulated deficit	(259,175)	(257,264)
Treasury stock, 162,066 shares as of September 30, 2022 and December 31, 2021.	(500)	(500)
Total shareholders’ equity	20,471	18,244
Total liabilities and shareholders’ equity	$59,960	$51,368

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Product	$7,040	$5,313	$21,093	$17,160
Contract	581	469	1,045	1,674
Total revenues, net	7,621	5,782	22,138	18,834

Cost of revenues:
Product	4,462	4,962	14,771	15,135
Contract	304	261	454	861
Total cost of revenues	4,766	5,223	15,225	15,996

Gross profit	2,855	559	6,913	2,838

Operating expenses:
Research and development	1,236	1,669	4,177	5,299
Selling, general and administrative	1,728	2,203	5,802	5,717
Total operating expenses	2,964	3,872	9,979	11,016

Loss from operations	(109)	(3,313)	(3,066)	(8,178)

Other (expense) income:
Change in fair value of common stock warrant liability	2	4,742	1,374	176
Interest expense, net	(249)	(210)	(688)	(625)
Gain on forgiveness of debt	—	—	—	1,963
Other income, net	22	87	469	314
Total other income (expense)	(225)	4,619	1,155	1,828
Income (loss) before provision for income taxes	(334)	1,306	(1,911)	(6,350)
Income taxes	—	—	—	—

Net income (loss)	$(334)	$1,306	$(1,911)	$(6,350)
Less net income allocated to participating securities	—	268	—	—
Net income (loss) allocated to common shares	$(334)	$1,038	$(1,911)	$(6,350)

Income (loss) per share, basic	$—	$0.01	$(0.03)	$(0.09)
Loss per share, diluted	$—	$(0.05)	$(0.03)	$(0.09)

Weighted average number of shares outstanding:
Basic	76,752	72,527	74,509	71,675

Diluted	76,752	73,862	74,509	73,417

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(334)	$1,306	$(1,911)	$(6,350)
Non-cash compensation	229	419	608	469
Change in fair value of common stock warrant liability	(2)	(4,742)	(1,374)	(176)
Depreciation and intangibles amortization expense	565	683	2,236	2,110
Interest expense	249	210	688	625
Adjusted EBITDA	$707	$(2,124)	$247	$(3,322)